Exhibit 10.24

EXECUTION VERSION

sECURITIES aCQUISITION AGREEMENT

This SECURITIES ACQUISITION AGREEMENT (this “Agreement”) is entered into as of July 28, 2017 by and among Mimesis Capital Partners LLC (“Mimesis”), PJC Investments, LLC, a Texas limited liability company (“PJC”) and Triax Capital Advisors LLC, a New York limited liability company (“Triax”). Each of PJC and Triax may also be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, PJC is party to Master Transaction Agreements, dated as of March 15, 2017 and May 12, 2017, as amended to date and from time to time (the “MTAs”; capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the MTAs), by and among Emergent Capital, Inc. (the “Company”), PJC and the Consenting Convertible Note Holders party(ies) thereto (“Consenting Convertible Note Holders”) relating to the recapitalization of the Company; and

WHEREAS, pursuant to the MTAs, the Parties will designate one or more party(ies) (collectively, the “Investor”) to be party(ies) to certain other agreements, including the Senior Note Purchase Agreement, the Common Stock Purchase Agreement, the Registration Rights Agreement and/or the Warrant (each an “Operative Agreement”; and collectively, the “Operative Agreements”); and

WHEREAS, Mimesis wishes that it be designated, and the Parties wish to designate Mimesis as an Investor with respect to certain rights and obligations under the Operative Agreements in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Designations by the Parties. The Parties hereby agree with Mimesis that it will cause Mimesis to be designated as an Investor with respect to the following rights and obligations under the Operative Agreements:

(a)         Senior Note Purchase Agreement. The Parties will cause Mimesis to be designated as an Investor to purchase $1,500,000 in aggregate principal amount of the New Senior Notes, as set forth on Schedule I, from the sellers thereof pursuant to the Senior Note Purchase Agreement.

(b)         Common Stock Purchase Agreement. PJC will cause Mimesis to be designated as an Investor to purchase 2,500,000 Shares, for a purchase price of $0.20 per share or an aggregate purchase price of $500,000, from the Company pursuant to the Common Stock Purchase Agreement.

(c)         Warrant. The Parties will cause Mimesis to be designated as an Investor to receive Warrants to purchase an aggregate of 600,000 Warrant Shares, as set forth on Schedule I, at an exercise price of $0.20 per Warrant Share, which Warrants shall vest pursuant to Section 2(b)(ii) of the Warrant, on a pro rata basis with the 25,000,000 Warrant Shares vesting pursuant to such Section 2(b)(ii).

2.           Entry into Operative Agreements by Mimesis. Mimesis agrees that, in connection with the Closing, it will enter into and perform their obligations under each of the Operative Agreements as applicable with respect to the designations set forth in Section 1 of this Agreement.

3.           Notes Option. The Parties and Mimesis agree that, at any time after the issuance of the New Senior Notes until the date that is the eighteenth month anniversary thereof (the “Option Period”), the Parties shall have the option (the “Notes Option”) to require Mimesis to sell to the Parties, allocated equally between them, all or a portion of the New Senior Notes purchased pursuant to Section 1(a) of this Agreement and then held by Mimesis (all such New Senior Notes, the “Mimesis Notes”) at an aggregate purchase price equal to the outstanding principal amount of the Mimesis Notes for which the Notes Option is being exercised plus any accrued and unpaid interest thereon (the “Exercise Price”), all in accordance with the provisions of this Section 3.

(a)         Exercise of Option. The Parties, at their option and in their sole discretion, may at any time and from time to time during the Option Period, exercise the Notes Option, in whole or in part, by delivering in writing to Mimesis a notice (an “Exercise Notice”) stating that the Parties are exercising their Notes Options, which Exercise Notice shall set forth the aggregate principal amount of the Mimesis Notes for which the Notes Option is being exercised. However, without the prior written consent of Mimesis, at no time shall the Parties exercise their Notes Option:

(i)	for an amount less than $500,000 of outstanding principal amount of Mimesis Notes; or

(ii)	for an amount that would cause Mimesis to hold an amount in aggregate principal amount of Mimesis Notes that is greater than $0 and less than $500,000 in aggregate principal amount.

(b)         Remaining Mimesis Notes. If at the end of the Exercise Period Mimesis still holds any Mimesis Notes, the Parties shall purchase such remaining Mimesis Notes and such purchase shall be treated under Section 3(c) below as a closing of an exercise of the Notes Option, with the final date of the Exercise Period serving as the date of the Exercise Notice therefor.

(c)         Closing.

(i)	The closing of any exercise of the Notes Option shall be on the tenth (10th) Business Day after the date of the Exercise Notice (the “Exercise Date”), or such other date as mutually agreed upon by the Parties and Mimesis (the “Option Closing Date”).

(ii)	On or before the Option Closing Date, the Parties shall pay the Exercise Price for the Mimesis Notes being purchased (the “Purchased Mimesis Notes”) by wire transfer of immediately available funds to Mimesis pursuant to instructions to be provided by Mimesis, and upon request of Mimesis, to execute and deliver any additional documents deemed by Mimesis to be necessary or desirable to transfer the Purchased Mimesis Notes, including without limitation as may be necessary to register the transfer in accordance with the New Senior Notes Indenture. On or before the Option Closing Date, Mimesis shall deliver or cause to be delivered to the Parties the Purchased Mimesis Notes in such form that good and marketable title thereto passes to the Parties upon such delivery, free and clear of any Liens or taxes.

(d)         Terms of Exchange. The Parties agree that if any Mimesis Notes are purchased by the Parties pursuant to the exercise of a Notes Option under this Section 3, then

(i)	the Parties shall not, without Mimesis’s prior written consent, directly or indirectly exchange Purchased Mimesis Notes for Common Stock, or any other security having its value derived directly from the value of Common Stock (“Equity-Like Securities”), in a single-step or multiple-step transaction with the Company (an “Exchange”) which would have the direct or indirect effect of providing either Party with Common Stock or Equity-Like Securities at an effective price of less than the greater of (a) the volume-weighted average price of Common Stock for the fifteen trading days immediately preceding the Exercise Date as reported by Bloomberg Financial Services; and (b) $0.20 per share of Common Stock (as adjusted from time to time to reflect any stock dividends, stock splits, recapitalizations or similar transactions occurring after the Closing); and

(ii)	so long as Mimesis still holds any Mimesis Notes acquired at the Closing, the Parties shall not directly or indirectly partcipate in an Exchange with respect to the Purchased Mimesis Notes unless Mimesis is offered the opportunity to participate in such Exchange with respect to any Mimesis Notes it acquired at the Closing and still at the time holds, on substantially the same terms and conditions as the Parties.

For avoidance of doubt, Equity-Like Securities shall include, without limitation, warrants to purchase Common Stock and debt securities convertible into Common Stock.

(e)         Right of First Refusal. Nothing in Section 3 shall prohibit or otherwise restrict Mimesis from selling or transferring any Mimesis Notes to a third party in accordance with applicable law and Section 2.04 of the New Senior Notes Indenture; provided, however, that in the event that Mimesis intends to effect such a sale or other transfer during the Option Period, then the Parties shall have a right of first refusal to purchase such Mimesis Notes proposed to be so transferred or sold (the “Transfer Notes”) on the terms and conditions set forth in this Section 3(e).

(i)	Notice of Proposed Transfer. At least five (5) business days in advance of a proposed transfer, Mimesis shall deliver to each Party a written notice (the “Transfer Notice”) stating: (A) Mimesis’s bona fide intention to sell or otherwise transfer such Transfer Notes; (B) the principal amount of the Transfer Notes to be transferred to each Proposed Transferee; and (C) the terms and conditions, including the proposed closing date, of each proposed sale or transfer. Mimesis shall offer the Transfer Notes at the same price (the “Purchase Price”) and upon the same terms (or terms as similar as reasonably possible) to the Parties, allocated equally between them.

(ii)	Exercise of Right of First Refusal. At any time within five (5) business days after receipt of the Transfer Notice, the Parties may by giving written notice to Mimesis, elect to purchase all, but not less than all, of the Transfer Notes proposed to be transferred to the Proposed Transferee(s), at the Purchase Price. If the terms of the proposed transfer in the Transfer Notice include consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined jointly by Mimesis and the Parties in good faith.

(iii)	Payment and Transfer. On or before the closing date set forth in the Transfer Notice or such other date as may be mutually agreed by Mimesis and the Parties, (i) the Parties shall make payment of the Purchase Price in cash by wire transfer of immediately available funds pursuant to instructions to be provided by Mimesis to the Parties, (ii) upon request of Mimesis, the Parties shall execute and deliver any additional documents deemed by Mimesis to be necessary or desirable to transfer the Transfer Notes, including without limitation as may be necessary to register the transfer in accordance with the New Senior Notes Indenture, and (iii) Mimesis shall deliver to the Parties the Transfer Notes in such form that good and marketable title thereto passes to the Parties upon such delivery, free and clear of any Liens or taxes.

4.           Representations and Warranties.

(a)         Representations and Warranties of Mimesis. Mimesis hereby represents and warrants to, and agrees with, the Parties, as of the date hereof and as of the Closing Date, as follows:

(i)	Organization, Authority, Execution and Enforceability. Mimesis is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the right, power and authority to execute and deliver this Agreement and the Operative Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, as applicable. This Agreement has been duly authorized, executed and delivered by Mimesis and constitutes the valid and binding obligation of Mimesis, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. Each Operative Agreement, when executed and delivered by Mimesis, will be duly authorized, executed and delivered by Mimesis and will constitute the valid and binding obligation of Mimesis enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(ii)	Investment Representations. Mimesis is an "accredited investor" as defined in Rule 501(a) promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement and the Operative Agreements. Mimesis will be acquiring the New Senior Notes, Common Stock and Warrant for investment purposes and not with a view to, or for resale in connection with, any distribution of the New Senior Notes, Common Stock or Warrant. Mimesis has the capacity to evaluate the merits and risks of its investment in the New Senior Notes and Warrant and to bear all economic risks of investment in the New Senior Notes and Warrant, including a complete loss of its investment. Mimesis has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects, including the Company's publicly available SEC filings, as it has determined to be necessary in connection with the purchase of the New Senior Notes and the Warrant. Mimesis acknowledges that neither Party has made any representation to the accuracy or completeness of any of the SEC filings of the Company.

(iii)	Exempted Transaction. Mimesis acknowledges that the New Senior Notes, Common Stock and Warrant are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, have not been registered under the Securities Act or the securities laws of any state, and will be "restricted securities" as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act.

(iv)	Consents and Approvals. No consent, approval, authorization or order of, or filing with, any governmental body or any court is required to be obtained or made by Mimesis for the consummation of the transactions contemplated by this Agreement and the Operative Agreements.

(v)	No Violation of Law or Agreement. Neither the execution and delivery of this Agreement or any Operative Agreements by Mimesis, nor the consummation of the transactions contemplated hereby or thereby by Mimesis, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to Mimesis.

(vi)	Ownership. At any Option Closing, Mimesis will be the legal and beneficial owner of Mimesis Notes being purchased, duly authorized to convey such Mimesis Notes to the Parties and will convey to the Parties good and marketable title to the Purchased Mimesis Notes being so transferred, free and clear of any Liens or taxes.

(b)         Representations and Warranties of the Parties. Each Party, severally and not jointly, hereby represents and warrants, and agrees with, Mimesis, as to itself as of the date hereof and as of the Exercise Date, as follows:

(i)	Organization, Authority, Execution and Enforceability. Each Party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each Party and constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(ii)	Investment Representations. Each Party is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and has or will have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Each Party, upon an exercise of the Notes Option, will be acquiring the Mimesis Notes for investment purposes, and not with a view to, or for resale in connection with, any distribution of such Mimesis Notes. Each Party has the capacity to evaluate the merits and risks of its investment in the Mimesis Notes and to bear all economic risks of investment in the Mimesis Notes, including a complete loss of its investment. Each Party has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects, including the Company’s publicly available SEC filings, as it has determined to be necessary in connection with the purchase of the Mimesis Notes. Each Party acknowledges that Mimesis has not made any representation to the accuracy or completeness of any of the SEC filings of the Company.

(iii)	Exempted Transaction. Each Party acknowledges that the Mimesis Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, have not been registered under the Securities Act or the securities laws of any state, and will be “restricted securities” as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act.

(iv)	Consents and Approvals. No consent, approval, authorization or order of, or filing with, any governmental body or any court is required to be obtained or made by either Party for the consummation of the transactions contemplated by this Agreement, other than the written approval of the Florida Office of Insurance Regulation, if applicable.

(v)	No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by either Party, nor the consummation of the transactions contemplated hereby by either Party, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to either Party.

5.           Board Observation. PJC shall use its best efforts to cause the Company’s board of directors to offer board observation rights to at least two designees of Mimesis, though such designees need not necessarily be members of Mimesis, for so long as (i) Mimesis shall continue to hold any New Senior Notes or (ii) the Company’s board deems such observation rights to be beneficial to the Company; provided that Mimesis acknowledges that such observation rights will not permit such designees of Mimesis to vote on any action taken by the Company’s board of directors. Any such offer shall be subject to the acceptance of such designees in their respective capacities.

6.           Miscellaneous.

(a)         Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each party contained herein shall survive the Closing and the closing of any exercise of the Notes Option. Each party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other Person.

(b)         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile transmission and verification received, or five (5) Business Days after being posted by the United States postal service, registered or certified mail, return receipt requested with first class postage prepaid.

(c)         Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party. Any purported assignment without such consent shall be null and void.

(d)         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)         Further Assurances. From and after the date hereof, upon the reasonable request of any party hereto, the other parties will, and shall cause their respective Affiliates to, execute and deliver such instruments, documents or other writings, and to do such other acts and things, as may be necessary or reasonable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(f)          Entire Agreement. This Agreement and the Operative Agreements constitute the entire agreement by the parties hereto and supersede any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

(g)         Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

(h)         Expenses. Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

(i)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of laws of any other jurisdiction. Any legal action or proceeding in connection with this Agreement or the performance hereof shall be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that any such action or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, pursuant to Section 5(b) is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Section 5(i) does not constitute good and sufficient service of process. THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(j)          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PJC Investments, LLC			TRIAX CAPITAL ADVISORS LLC

By:	/s/ Patrick J. Curry		By:	/s/ Joseph E. Sarachek
	Name:	Patrick J. Curry		Name:	Joseph E. Sarachek
	Title:	Manager		Title:	Managing Partner

MIMESIS CAPITAL PARTNERS LLC

By:	/s/ Matthew D. Houk
	Name:	Matthew D. Houk
	Title:	Authorized Person